Exhibit 99.1

Sensient Technologies Corporation
777 East Wisconsin Avenue
Milwaukee, WI 53202
News Release	www.sensient.com

Contact:	Amy Agallar
(414) 347-3706

Sensient Technologies Corporation
Announces Retirement of Dr. Elaine R. Wedral
from its Board of Directors
Kathleen Da Cunha Nominated to Stand for Election
MILWAUKEE, WI – December 9, 2022 - Sensient Technologies Corporation (NYSE: SXT) announced today that current director Dr. Elaine R. Wedral will not seek reelection and will retire from the Company’s Board of Directors following the end of her current term expiring at the 2023 annual meeting of shareholders.  The Company also announced that the Board of Directors intends to nominate Kathleen Da Cunha to stand for election at the 2023 annual meeting of the shareholders.

“I would like to thank Elaine for her dedicated service to Sensient since she joined the Board in 2006.  Her contributions to the Board as Chair of the Scientific Advisory Committee and as our first Lead Director (2014-2017) have been absolutely invaluable,” said Paul Manning, Chairman, President, and Chief Executive Officer of Sensient Technologies Corporation.  “Elaine’s extensive industry experience and expertise in food science and research and development were extremely valuable as Sensient evolved into the Company it is today.  I look forward to working with Elaine through the rest of her term and wish her the best in her retirement.”

Ms. Da Cunha has extensive experience in the food and beverage and personal care markets.  She currently serves as the Senior Vice President of Research and Development and Strategy at Ruiz Foods.  “We look forward to presenting Kathleen to our shareholders and to having her join the Board in 2023,” said Mr. Manning.
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About Sensient Technologies

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors, and other specialty ingredients. Sensient uses advanced technologies and robust global supply chain capabilities to develop specialized solutions for food and beverages, as well as products that serve the pharmaceutical, nutraceutical, cosmetic, and personal care industries. Sensient’s customers range in size from small entrepreneurial businesses to major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
www.sensient.com

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